Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT COHEN & COMPANY INC. TREATS AS PRIVATE OR CONFIDENTIAL.

MASTER TRANSACTION AGREEMENT

by and between

COHEN & COMPANY FINANCIAL MANAGEMENT, LLC,

as Seller

and

HCMC III, LLC,

as Buyer

Dated as of March 13, 2025

SCHEDULE 1.1         -         LIST OF COLLATERAL MANAGEMENT AGREEMENTS

SCHEDULE 1.2         -         LIST OF COLLATERAL ADMINISTRATION AGREEMENTS

SCHEDULE 1.3         -         LIST OF RELATED INDENTURES

SCHEDULE 1.4         -         LIST OF ISSUERS AND CERTAIN CDO RELATED ASSETS

SCHEDULE 1.5         -         LIST OF RATING AGENCIES

SCHEDULE 1.6         -         LIST OF REQUIRED HOLDERS (ASSIGNMENT CONSENTS)

SCHEDULE 1.7         -         LIST OF SUBORDINATED SECURITIES

SCHEDULE 3(A)         -         ALLOCATION OF AGGREGATE BASE PURCHASE PRICE

SCHEDULE 3(B)         -         SELLER WIRING INSTRUCTIONS

SCHEDULE 4(C)         -         EXCEPTIONS TO NO CONFLICTS

SCHEDULE 4(D)         -         CONSENTS AND APPROVALS

SCHEDULE 4(E)         -         PROCEEDINGS

SCHEDULE 4(F)         -         MATERIAL CONTRACTS

SCHEDULE 4(I)         -         MATERIAL WAIVERS AND RELEASES

SCHEDULE 4(J)         -         EVENTS OF DEFAULTS AND CAUSES FOR REMOVAL

SCHEDULE 4(L)         -         RETAINED LIABILITIES

SCHEDULE 4(M)         -         TERMINATION NOTICES

SCHEDULE 4(N)         -         WAIVER OF CDO MANAGEMENT FEES

SCHEDULE 4(P)         -         BROKERS

SCHEDULE 4(R)         -         LIST OF FEES AND EXPENSES

SCHEDULE 6(G)         -         BUYER WIRING INSTRUCTIONS

SCHEDULE 6(L)         -         LIST OF ASSET AMENDMENTS

SCHEDULE 6(M)         -         LIST OF CORPORATE ACTIONS

EXHIBITS

EXHIBIT A         FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B         FORM OF REQUIRED HOLDERS CONSENT REQUEST LETTER

EXHIBIT C         FORM OF ISSUER CONSENT REQUEST LETTER

MASTER TRANSACTION AGREEMENT

This MASTER TRANSACTION AGREEMENT, dated as of March 13, 2025 (such agreement as amended, modified, waived, supplemented or restated from time to time, the “Agreement”), is by and between COHEN & COMPANY FINANCIAL MANAGEMENT, LLC (formerly known as Cohen Bros. Financial Management, LLC)., a Delaware limited liability company, as seller (the “Seller”), and HCMC III, LLC, a Delaware limited liability company, as buyer (“Buyer”).

RECITALS:

WHEREAS, with respect to each Subject CDO Transaction (as defined below), each Issuer (as defined below) is the issuer or co-issuer of collateralized debt obligations pursuant to the Related Indenture (as defined below) applicable thereto;

WHEREAS, the Seller, in its capacity as collateral manager (in such capacity, the “Collateral Manager”), is a party to the CDO Agreements (as defined below);

WHEREAS, the Seller desires to sell, assign, transfer and convey to the Buyer, and the Buyer desires to accept and assume from the Seller, all of the Seller’s rights and obligations in and under the CDO Agreements, in each case, in accordance with the terms and subject to the conditions in this Agreement and the Assignment and Assumption Documents (as defined below); and

WHEREAS, the Seller and the Buyer desire that the Buyer assume responsibility for and perform the Seller’s responsibilities and obligations in and under the CDO Agreements, in each case, in accordance with the terms and subject to the conditions of this Agreement and the Assignment and Assumption Documents;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

SECTION 1.    Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Adjusted CDO Purchase Price” shall have the meaning ascribed to such term in Section 3(a).

“Adjusted Purchase Price” shall have the meaning ascribed to such term in Section 3(a).

“Affiliate” means, with respect to a Person, any Person that controls, or is controlled by, or is under common control with, such Person.

“Aggregate Base Purchase Price” shall have the meaning ascribed to such term in Section 3(a).

“Assigned CDO Agreements” means with respect to any Closing, the CDO Agreements being assigned to Buyer by the Seller at such Closing.

“Assignment and Assumption Agreement” shall have the meaning ascribed to such term in Section 7(b)(i).

“Assignment and Assumption Documents” means, with respect to each Subject CDO Transaction, collectively, (i) the Assignment and Assumption Agreement, (ii) the Other Assignment Documents, and (iii) the Other Assumption Documents, in each case, with respect to such Subject CDO Transaction.

“Assumed Liabilities” shall have the meaning ascribed to such term in Section 2(a).

“Base CDO Purchase Price” shall have the meaning ascribed to such term in Section 3(a).

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York, are permitted or required by applicable law or regulation to remain closed.

“Buyer Indemnified Persons” shall have the meaning ascribed to such term in Section 11(a)(i).

“Buyer Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations or financial condition of the Buyer or (ii) the ability of the Buyer to perform its material obligations hereunder.

“CDO Agreements” means, collectively, the Collateral Management Agreements and the Collateral Administration Agreements.

“CDO Assignment” shall have the meaning ascribed to such term in Section 6(h)(i).

“CDO Management Fees” means all fees payable to the Seller pursuant to the CDO Agreements.

“CDO Related Assets” means, with respect to an Issuer, (i) the CDO Agreements between (among other parties) the Seller and such Issuer, (ii) the Records with respect to such Issuer, and (iii) the other assets listed on Schedule 1.4 to this Agreement with respect to such Issuer.

“Closing” shall have the meaning ascribed to such term in Section 7(a).

“Closing Date” shall have the meaning ascribed to such term in Section 7(a).

“Collateral Administration Agreement” means, with respect to each Subject CDO Transaction, the collateral administration agreement listed on Schedule 1.2.

“Collateral Administrator” means, with respect to each Collateral Administration Agreement, the “Collateral Administrator” as defined in such Collateral Administration Agreement.

“Collateral Management Agreement” means, with respect to each Subject CDO Transaction, the respective collateral management agreement listed on Schedule 1.1.

“Collateral Manager” means, with respect to each Collateral Management Agreement, the Seller in its capacity as collateral manager thereunder.

“Contract” shall mean any written agreement, contract, obligation, commitment or undertaking.

“Corporate Action” shall have the meaning ascribed to such term in Section 6(m).

“Deductible” means an amount equal to $200,000.

“Encumbrance” means any mortgage, lien, pledge, security interest, or other similar encumbrance of any kind.

“End Date” means the date falling 240 days after the date of this Agreement or such later date (if any) mutually agreed to by Seller and Buyer.

“Fundamental Representations” means the representations and warranties contained in Sections 4(a), 4(b), 4(c), and 4(m) and Sections 5(a), 5(b), 5(c) and 5(f).

“Governmental Authority” means any federal or state governmental, administrative or regulatory agency, authority, instrumentality or body.

“HCM” shall have the meaning ascribed to such term in Section 5(e).

“Indemnification Cap” means, as of any date of determination, an amount equal to the aggregate Adjusted CDO Purchase Prices actually received by Seller as of such date.

“Indemnified Person” shall have the meaning ascribed to such term in Section 11(b)(i).

“Indemnifying Person” shall have the meaning ascribed to such term in Section 11(b)(ii).

“Initial Closing” shall have the meaning ascribed to such term in Section 7(c).

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Management Services” means the services provided by the Seller, in its capacity as Collateral Manager, pursuant to the respective CDO Agreements.

“Issuer” and with correlative meaning “Issuers” means, respectively for each Subject CDO Transaction, the Persons listed on Schedule 1.4 to this Agreement, individually, or all of them collectively.

“Issuer Consent Request Letter” shall have the meaning ascribed to such term in Section 6(h)(ii).

“Judgment” means any judgment, order, injunction or decree.

“Knowledge of Seller” means the actual knowledge of Amy Creighton and Joe Gladue, after reasonable inquiry of the persons responsible for the performance of the Collateral Manager under the CDO Agreements.

“Law” means any federal, state, foreign or local law, statute, ordinance, rule, regulation or code.

“Loss” means any actual out-of-pocket loss, liability, claim, tax, damage or expense (including reasonable legal fees and expenses).

“Material Contracts” shall have the meaning ascribed to such term in Section 4(f).

“Net Tax Benefit” means the tax benefit of any Loss reduced by the tax detriment associated with the receipt of any amount for which indemnification is provided under this Agreement.

“Notes” shall have, with respect to each Subject CDO Transaction, the meaning ascribed to such term in the Related Indenture.

“Notice of Claim” shall have the meaning ascribed to such term in Section 11(b)(i).

“Other Assignment Documents” shall have the meaning ascribed to such term in Section 7(b)(i).

“Other Assumption Documents” shall have the meaning ascribed to such term in Section 7(b)(ii).

“Party” and with correlative meaning “Parties” means, respectively, the Seller or Buyer, individually, or both of them collectively.

“Person” means any individual, limited liability company, joint venture, corporation, partnership, association, trust, division or operating group of any of the foregoing or any other entity or organization.

“Proceeding” shall have the meaning ascribed to such term in Section 4(e).

“Purchase Price” means, with respect to a Closing, the aggregate of the Adjusted CDO Purchase Price for each CDO Agreement to be assigned to Buyer at such Closing.

“Rating Agencies” means, with respect to each Subject CDO Transaction, the respective rating agencies listed on Schedule 1.5.

“Records” means, with respect to each Subject CDO Transaction, all the books of account, ledgers, general, financial and accounting records, files (including, without limitation, asset management files, collateral management reports and trustee reports), data, invoices, distribution lists, billing records, manuals, information, any financial projections, financial model or loan tracking spreadsheets and correspondence (in all cases, in any form or medium), of Seller and in its possession that are used primarily in connection with Seller’s performance of the Investment Management Services in such Subject CDO Transaction and are reasonably necessary for Buyer to perform the Investment Management Services with respect to such Subject CDO Transaction after the Closing with respect thereto, together with all other records and other items required to be delivered to Buyer in accordance with Section 6(e).

“Related Indenture” means, with respect to each Subject CDO Transaction, the respective indenture identified on Schedule 1.3.

“Required Holders” means, with respect to an Assigned CDO Agreement, the percentage and class of the securities required to consent to the Assignment and Assumption Agreement providing for, among other things, the assignment of such Assigned CDO Agreement, as listed on Schedule 1.6 to this Agreement.

“Required Holders Consent Request Letter” shall have the meaning ascribed to such term in Section 6(h)(i).

“Retained Liabilities” means, with respect to each Subject CDO Transaction, collectively, any and all liabilities, obligations or commitments of the Seller, of whichever kind or nature, arising out of, or accruing under, any Assigned CDO Agreement with respect to any period prior to the Closing applicable to such Subject CDO Transaction.

“Seller Indemnified Persons” shall have the meaning ascribed to such term in Section 11(a)(ii).

“Seller Material Adverse Effect” means, with respect to the Seller, a material adverse effect on the ability of the Seller to perform its material obligations hereunder, but excluding any effect resulting from or relating to (a) general national, international or regional economic, financial, political or business conditions, (b) conditions (including changes in economic, financial market, regulatory or political conditions and any change in any Law or any change in the manner in which any Law is or may be enforced) affecting generally the industry in which the Seller or the related Issuer make or hold its investments or conduct their business, (c) any public announcement of the Transactions contemplated by this Agreement or (d) the execution or performance of this Agreement, or any actions taken, delayed or omitted to be taken by the Seller pursuant to this Agreement or at the written request of Buyer or its representatives.

“Similar Transaction” means any transaction or proposed transaction with a Third Party involving the direct or indirect sale, transfer or delegation of any part or all of the Investment Management Services with respect to any of the Subject CDO Transactions or any of the CDO Management Fees or any other income associated therewith.

“Subject CDO Transaction” means each of the collateral debt obligations transactions known as (i) Alesco Preferred Funding III, Ltd., (ii) Alesco Preferred Funding IV, Ltd., (iii) Alesco Preferred Funding V, Ltd., (iv) Alesco Preferred Funding VI, Ltd., and (v) Alesco Preferred Funding VIII, Ltd.

“Subordinated Securities” means, with respect to each Subject CDO Transaction, the respective class of securities identified on Schedule 1.7, which, in each case, is the class of securities issued by the applicable Issuer in such Subject CDO Transaction that is subordinated to all other classes of securities in such Subject CDO Transaction.

“Third Party” means any Person other than the Seller, the Buyer, the Issuers or their respective Affiliates.

“Third Party Claim” means any claim, demand, commencement of any action, suit or proceeding, or other assertion of liability by any Person arising from the claim, demand, commencement of any action, suit or proceeding, or other assertion of liability of another person.

“Third Party Notice” shall have the meaning ascribed to such term in Section 11(b)(ii).

“Transaction” means, with respect to each Subject CDO Transaction, the assignment and assumption of the applicable CDO Related Assets and Assumed Liabilities pursuant to this Agreement with respect to such Subject CDO Transaction.

“Transaction Documents” shall have, with respect to each Subject CDO Transaction, the meaning ascribed to such term in the Related Indenture.

“Trustee” means, with respect to a Subject CDO Transaction, the entity acting as trustee under the Related Indenture.

SECTION 2.    Sale, Assignment and Assumption.

(a)    Upon the terms and subject to the conditions of this Agreement, at each Closing, the Seller and the Buyer shall do all of the following:

(i)    Seller shall sell, assign and transfer to Buyer, free and clear of all Encumbrances, and Buyer shall accept from the Seller, all of the applicable CDO Related Assets, including Seller’s rights and obligations in and under the Assigned CDO Agreements (including the right to receive all related CDO Management Fees); and

(ii)    Buyer shall assume the liabilities, obligations and commitments of Seller under the Assigned CDO Agreements to the extent, and only to the extent, such liabilities, obligations and commitments relate to the period from and after such Closing and do not relate to any breach of an Assigned CDO Agreement by Seller (collectively, the “Assumed Liabilities”).

(b)    Notwithstanding anything in this Agreement to the contrary, including Section 2(a), neither Buyer nor any of its Affiliates, nor any of their directors, officers, employees, agents or representatives assumes any Retained Liabilities with respect to any Subject CDO Transaction or otherwise. Seller hereby agrees that, notwithstanding anything to the contrary contained herein, the Retained Liabilities remain obligations of Seller in all respects.

SECTION 3.    Payment of Purchase Price; Adjustment to Purchase Price

(a)    The maximum aggregate purchase price for the assignment by Seller to Buyer of all the CDO Related Assets in accordance with the terms and subject to the conditions in this Agreement and the Assignment and Assumption Agreements, shall be $3,500,000 (the “Aggregate Base Purchase Price”). The Aggregate Base Purchase Price is apportioned among the Subject CDO Transactions (and the respective CDO Related Assets related thereto) as set forth on Schedule 3(a) (the apportioned amount with respect to the CDO Related Assets of each Subject CDO Transaction, the “Base CDO Purchase Price” for such Subject CDO Transaction). The Aggregate Base Purchase Price, as adjusted by the provisions of Section 3(b), is referred to herein as the “Adjusted Aggregate Purchase Price,” and each Subject CDO Transaction’s Base CDO Purchase Price, as so adjusted, is referred to herein as such Subject CDO Transaction’s “Adjusted CDO Purchase Price.”

(b)    If the Seller receives any CDO Management Fees pursuant to a CDO Agreement during the period from (and including) March 1, 2025 through (and including) the Closing Date of the Closing relating to such CDO Agreement, then each of (i) the Aggregate Base Purchase Price and (ii) the Base CDO Purchase Price with respect to the Subject CDO Transaction to which such CDO Agreement relates shall be reduced, dollar for dollar, by the amount of such CDO Management Fees so received by the Seller.

(c)    At each Closing, an amount equal to the Adjusted CDO Purchase Price with respect to the Subject CDO Transaction as to which the CDO Related Assets are being transferred at such Closing shall be paid by Buyer to Seller by wire transfer of immediately available funds in U.S. Dollars in the amounts set forth and to the account designated on Schedule 3(b). With respect to each Closing, the Seller shall notify the Buyer, in writing, no later than three (3) Business Days prior to such Closing’s Closing Date, of the following with respect to each Subject CDO Transaction to which such Closing relates (such notice, an “Adjusted Purchase Price Notice”): (i) the applicable Base CDO Purchase Price, (ii) the applicable Adjusted CDO Purchase Price, and (iii) if the Adjusted CDO Purchase Price is less than the Base CDO Purchase Price, reasonable detail of the calculation of the Adjusted CDO Purchase Price; provided that if the Seller receives any CDO Management Fees pursuant to a CDO Agreement after delivery of the Adjusted Purchase Price Notice and before the Closing Date to which such notice relates, the Seller shall promptly deliver to Buyer an updated Adjusted Purchase Price Notice reflecting such CDO Management Fees received. The Buyer shall have one (1) Business Day to review such Adjusted Purchase Price Notice and notify the Seller in writing of any objections to the Adjusted CDO Purchase Price, if any, set forth therein. In the case of any such objection, the Seller and the Buyer shall work promptly in good faith to determine the correct Adjusted CDO Purchase Price.

SECTION 4.    Representations and Warranties of the Seller

. The Seller hereby represents and warrants to the Buyer, as of the date hereof and as of each Closing Date, as follows:

(a)    It is duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own and operate its properties and assets and to carry on its business as it is now being conducted.

(b)    It has full limited liability company power and authority to execute this Agreement and the applicable Assignment and Assumption Documents and to consummate the applicable Transactions and the other transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the Assignment and Assumption Documents and the consummation by the Seller of each Transaction and the other transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action of the Seller. As of each Closing, the execution and delivery by the Seller of the applicable Assignment and Assumption Documents and the consummation by the Seller of the transactions contemplated thereby will have been duly authorized by all necessary limited liability company action of the Seller. The Seller has duly executed and delivered this Agreement and, at or prior to each Closing, the Seller will have duly executed and delivered all applicable Assignment and Assumption Documents. Assuming the due authorization, execution and delivery of (i) this Agreement by the Buyer, and (ii) on or prior to each Closing, the applicable Assignment and Assumption Documents by each party thereto other than the Seller, this Agreement hereby does, and each Assignment and Assumption Document, as of the applicable Closing, will, constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

(c)    The execution, delivery and performance of this Agreement by the Seller, the execution, delivery and performance of each Assignment and Assumption Document by the Seller, and the consummation by the Seller of the transactions contemplated hereby and thereby do not and will not (i) violate, or be in conflict with, or constitute a default (or an event which, with notice or the lapse of time or both, would constitute a default) under any provision of the organizational documents of the Seller, (ii) except as set forth in Schedule 4(c), violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or require any consent, approval, confirmation or similar action under, or result in the termination of, or result in a right or cause to remove under, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, (A) any CDO Agreement or (B) except where such violation, conflict, default or other action would not reasonably be expected to have a Seller Material Adverse Effect, any other agreement to which Seller is a party, or (iii) except where such violation or conflict would not reasonably be expected to have a Seller Material Adverse Effect, contravene or conflict with or constitute a violation of any provision of any Law, regulation, Judgment, injunction, order or decree binding upon or applicable to the Buyer.

(d)    The execution and delivery of this Agreement and the Assignment and Assumption Documents by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby, do not require any consent, approval, confirmation or similar action of, or any notice to or other filing with, any Governmental Authority or Person or under any CDO Agreement or other agreement to which the Seller is a party, except for (i) the consents, approvals, confirmations or similar actions of, notices to, or other filings set forth in Schedule 4(d) and (ii) such consents, approvals, confirmations or similar actions or filings or notices, the failure of which to be made or obtained, in the aggregate, would not have a Seller Material Adverse Effect.

(e)    Except as set forth on Schedule 4(e), no action, suit, proceeding or investigation (a “Proceeding”) before any Governmental Authority, court or arbitrator is pending or, to the Knowledge of Seller, threatened in writing against Seller that if determined adversely would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(f)    Attached hereto as Schedule 4(f) is a list of (i) each CDO Agreement relating to the Subject CDO Transactions and (ii) each material agreement to which the Seller is a party relating to the Subject CDO Transactions, including, in each case, without limitation, (1) the Collateral Management Agreements, (2) the Collateral Administration Agreements, and (3) the Related Indentures (collectively, the “Material Contracts”). A true, correct and complete current copy of all Material Contracts, together with all amendments, supplements, waivers and modifications thereto through the date of this Agreement, have been made available to the Buyer. Except as set forth on Schedule 4(f), none of the Seller or, to the Knowledge of Seller, any Issuer is party to any ISDA Master Agreement or other agreement pursuant to which any asset, investment, credit extension or commitment of any Issuer that is managed by the Seller is hedged.

(g)    Each Assigned CDO Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally.

(h)    The Seller has not received any written notice from any Person challenging the validity or enforceability of any Material Contract or the obligation to pay the CDO Management Fees under any CDO Agreement.

(i)    Except for the waivers and releases listed on Schedule 4(i), the Seller has not granted any waiver under any Material Contract or released any Issuer, in whole or in part, from any of its obligations under the applicable CDO Agreement, in each case, which, either itself or in the aggregate with any other waiver(s) and/or release(s), could reasonably be expected to (x) have a Seller Material Adverse Effect, (y) be relevant for determining the Base CDO Purchase Price for the related Subject CDO Transaction, or (z) in the reasonable judgment of Seller, be relevant to Buyer for performing the duties and obligations of the collateral manager under the Assigned CDO Agreements and Related Indenture of the related Subject CDO Transaction (following the Closing in respect of such Subject CDO Transaction).

(j)    Except as set forth on Schedule 4(j), to the Knowledge of Seller, (x) no default or Event of Default (as defined in the applicable Related Indenture) has occurred or is continuing under any Collateral Management Agreement or Related Indenture, (y) no event or condition exists that would constitute “cause” to remove the Collateral Manager under any Collateral Management Agreement, and (z) no holder of any Issuer’s outstanding securities is soliciting votes or requests for direction, or has threatened, to remove the Collateral Manager under any of the Collateral Management Agreements, whether for “cause” or without “cause,” or threatened to cause the sale or liquidation of the assets of such Issuer under the Related Indenture; provided that (i) for purposes of clauses (x) and (y), allegations (if any) by Buyer or any of its Affiliates that a default, Event of Default or “cause” to remove the Collateral Manager has occurred or is continuing (including, for the avoidance of doubt, allegations of any Covered Matters), in each case, with which Seller does not agree, are expressly excluded from this representation, and (ii) clause (z) shall be limited to holders that are neither Buyer nor any of its Affiliates.

(k)    The Seller is the Collateral Manager under each Assigned CDO Agreement and has not assigned, transferred or delegated to any Person any of its rights or obligations as Collateral Manager under any of the Assigned CDO Agreements.

(l)    Except as set forth on Schedule 4(l) or as otherwise disclosed in this Agreement or the schedules hereto, there are no Retained Liabilities of Seller other than liabilities and obligations accruing in the ordinary course of business under the Assigned CDO Agreements and not resulting from a breach of any of the Assigned CDO Agreements.

(m)    Except as set forth on Schedule 4(m), Seller has not (i) given any Issuer any notice of termination of any CDO Agreement, (ii) prior to the date hereof, except for notices from the Buyer or any of its Affiliates, received from any Person, Governmental Authority or any holder of Notes or Subordinated Securities, any (x) written notice or (y) to the Knowledge of Seller, within the six-month period immediately preceding the date hereof, oral notice, in each case, of termination of any CDO Agreement or removal of Seller as Collateral Manager thereunder or expressing (1) the intent to terminate such CDO Agreement or remove Seller as Collateral Manager thereunder or (2) the existence of an event or condition that such Person, Governmental Authority or holder of Notes or Subordinated Securities contends would constitute “cause” to remove the Collateral Manager, in each case, pursuant to the terms of such CDO Agreement, or (iii) within the 365-day period immediately preceding the date hereof, except for notices from the Buyer or any of its Affiliates, received from any Person (including any holder of Notes) written notice of an intention to cause, either individually or collectively with others, an optional redemption of any securities issued by any Issuer or any notice of any default or Event of Default (as defined in the applicable Related Indenture) under any CDO Agreement or Related Indenture or any sale or liquidation of the assets of any Issuer; provided that, for the avoidance of doubt, any notices given or received in connection with any mandatory auction procedures conducted pursuant to the Related Indentures are expressly excluded from this representation, including any notices given pursuant to Section 9.5 of any of the Related Indentures.

(n)    Except as set forth on Schedule 4(n), prior to the date hereof, no CDO Management Fees have been waived, reduced, postponed, assigned or became the subject of any claim asserted by any Person against the Seller pursuant to any right of set-off, counterclaim or deduction. Neither the Seller nor its Affiliates have received any fees, payments or other amounts in connection with the performance by Seller of its duties under the CDO Agreements or related to any reinvestment, restructuring or repayment of any collateral held by the Issuers other than pursuant to the terms of such CDO Agreements and the Related Indentures.

(o)    The Seller is registered as an investment adviser under the Investment Advisers Act.

(p)    Except as set forth on Schedule 4(p), none of the Seller, its Affiliates or any of their respective officers, directors or employees, have employed any broker, investment broker, financial advisor, finder or other Person or incurred any liability for any brokerage or finder’s fees or commissions or similar payments in connection with any of the Transactions.

(q)    The Seller has not incurred its obligations in connection with the Transactions and this Agreement with any intent to hinder, delay or defraud other creditors.

(r)    Except as set forth on Schedule 4(r), to the Knowledge of Seller, as of the date of this Agreement, there are no fees or expenses accrued or otherwise payable by any Issuer to Seller (or any Affiliate thereof) or any other Person.

(s)    Seller has not received any notice from the applicable Trustee that the information contained the most recent Monthly Report delivered pursuant to the Relevant Indenture does not conform to the information maintained by the Trustee with respect to the Collateral covered by such Monthly Report.

(t)    Seller is and has been at all times in compliance in all material respects with all Laws applicable to its ownership of the CDO Related Assets. Seller has not received any written or, to the Knowledge of Seller, oral notice of, or been charged with, any violation of Laws with respect to the Issuers, the CDO Agreements or the CDO Related Assets.

(u)    To the Knowledge of Seller, there are no material breaches by the Seller of any provision of any CDO Agreement that both: (i) remain uncured as of the date hereof and (ii) have or can be reasonably expected to have, a material adverse effect on any holder of Notes or Subordinated Securities; provided that any Released Claim or Covered Matters (as defined below) are expressly excluded from this representation.

SECTION 5.    Representations and Warranties of Buyer

. The Buyer hereby represents and warrants to the Seller, as of the date hereof and as of each Closing Date, as follows:

(a)    Buyer is duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own and operate its properties and assets and to carry on its business as it is now being conducted.

(b)    Buyer has full limited liability company power and authority to execute this Agreement and the applicable Assignment and Assumption Documents and to consummate the applicable Transactions and the other transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of each Transaction and the other transactions contemplated hereby have been duly authorized by all necessary limited liability company action of the Buyer. As of each Closing, the execution and delivery by the Buyer of the applicable Assignment and Assumption Documents and the consummation by the Buyer of the transactions contemplated thereby will have been duly authorized by all necessary limited liability company action of the Buyer. The Buyer has duly executed and delivered this Agreement and, as of each Closing, the Buyer will have duly executed and delivered each applicable Assignment and Assumption Document. Assuming the due authorization, execution and delivery of (i) this Agreement by Seller, and (ii) each Assignment and Assumption Document as of each Closing by each party thereto other than the Buyer, this Agreement hereby does, and each applicable Assignment and Assumption Document, as of the applicable Closing, will, constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

(c)    The execution, delivery and performance of this Agreement by Buyer, the execution, delivery and performance of each applicable Assignment and Assumption Document by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (i) violate, or be in conflict with, or constitute a default (or an event which, with notice or the lapse of time or both, would constitute a default) under any provision of the organizational documents of Buyer, (ii) except where such action, inaction or event would not have a Buyer Material Adverse Effect, violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or require any consent under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to any agreement to which it is a party, or (iii) except where such action, inaction or event would not have a Buyer Material Adverse Effect, contravene or conflict with or constitute a violation of any provision of any Law, regulation, Judgment, injunction, order or decree binding upon or applicable to Buyer.

(d)    The execution and delivery of this Agreement and each applicable Assignment and Assumption Document by Buyer and the consummation of the transactions contemplated hereby and thereby by Buyer do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority.

(e)    Buyer is eligible under applicable regulatory guidance to be a relying advisor of Hildene Capital Management, LLC (“HCM”). HCM is a registered investment adviser under the Investment Advisers Act.

(f)    None of the Buyer, its Affiliates nor any of their respective officers, directors or employees, have employed any broker, investment broker, financial advisor, finder or other Person or incurred any liability for any brokerage or finder’s fees or commissions or similar payments in connection with any of the Transactions.

SECTION 6.    Covenants.

(a)    With respect to each Subject CDO Transaction, from the date of this Agreement through the Closing Date of the Closing related thereto, the Seller shall (i) perform its obligations under the applicable CDO Agreements and carry out its business in the usual, regular and ordinary course of its business, in substantially the same manner as previously performed with respect to such Subject CDO Transaction, (ii) maintain its existence and good standing in its state of its formation and in each jurisdiction in which the ownership or leasing of its assets and properties or the conduct of its business requires such qualification, and (iii) take commercially reasonable actions as may be necessary to maintain all licenses or regulatory approvals necessary for the conduct of its business or operations in substantially the same manner as previously performed, including the performance of its obligations under the Material Contracts.

(b)    On the terms and subject to the conditions of this Agreement, each of the Seller and the Buyer shall use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and to assist and cooperate with the other Party in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, including, with respect to each Subject CDO Transaction: (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the Transactions, and to carry out fully the purposes of this Agreement, (ii) making all necessary filings with Governmental Authorities, and thereafter making any other required submissions, with respect to the transactions contemplated hereby required under any applicable Law, (iii) solely from the Rating Agencies from which such written confirmation is available, soliciting written confirmation from such Rating Agencies that no withdrawal, reduction or suspension with respect to any then current rating, if any, by the Rating Agencies (including any private or confidential rating) of any class of notes issued under the applicable Related Indenture will occur as a result of the assignment or delegation of such CDO Agreement to Buyer, and (iv) obtaining all consents of any Governmental Authority or Third Party, including, without limitation, with respect to the Assigned CDO Agreements, necessary for the consummation of the Transactions; provided, however, that none of Seller, Buyer or any of their respective Affiliates shall be required to engage in any litigation, bring any claims or offer or grant any financial concessions or accommodations to (or accept any restrictions imposed by) any Governmental Authority or Third Party. Seller and Buyer shall cooperate with each other in connection with the making of any filings or obtaining any consents in accordance with this Section 6(b), including providing copies of any such filings to the non-filing party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. All fees payable to any Governmental Authority in connection with the filings pursuant to this Section 6(b) shall be paid by Buyer, unless such filings relate exclusively to the Seller, in which case, the fees related to such filings shall be paid by Seller. Seller and Buyer shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the Transactions.

(c)    With respect to each Subject CDO Transaction, from and after the date of this Agreement and continuing through the date that is ninety (90) days after the Closing related thereto hereunder, to the extent reasonably practicable and without undue disruption to Seller’s business, Seller will make available to Buyer any documentation reasonably related to administering the CDO Agreements of such Subject CDO Transaction and cause its employees and agents to be available to Seller’s employees and agents to respond to questions relating to the administration of such CDO Agreements, all with a view to providing a seamless transition of the administration of such CDO Agreements from Seller to Buyer at and after the Closing related to such Subject CDO Transaction.

(d)    Prior to the termination of this Agreement pursuant to Section 10 or the Closing with respect to all of the CDO Agreements, Seller shall not, and shall cause its Affiliates and their respective officers, directors, employees, agents, advisers and other representatives of any of the foregoing not to, directly or indirectly, (i) solicit the submission of proposals or offers from a Third Party relating to a Similar Transaction, (ii) enter into a Similar Transaction, (iii) solicit, initiate, enter into, participate in or continue any discussions or negotiations about a Similar Transaction, or (iv) encourage or provide any information to any Third Party with respect to any proposal for a Similar Transaction.

(e)    Each of the Parties agrees that from and after the first Closing, the Parties shall (i) cooperate with each other in providing information reasonably required by the other Party in connection with Third Party Claims against any Party (including, without limitation, any litigation), the preparation and audit of financial statements, insurance audits and governmental investigations; provided, that the out-of-pocket costs of providing such information shall be borne by the Party requesting such information, and (ii) execute and deliver, or cause to be executed and delivered, to each other such additional instruments or other documents, and cooperate and do such other acts and things, as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents. On or prior to the applicable Closing with respect to each Subject CDO Transaction, Seller shall deliver to Buyer copies of (1) all indentures, trust agreements and other underlying transaction documents evidencing the securities and other assets owned by each Issuer, (2) all related monthly reports and notices relating to such CDO Agreements that are in the possession of the Seller, (3) copies of all documentation Seller provides on any external website it uses for purposes of disclosure to the respective holders of Notes (or, in lieu of providing copies of such documents, access to such external website), and (4) if applicable, any other document in the possession of Seller that, in the reasonable judgment of Seller, is reasonably expected to be relevant to Buyer for performing the duties and obligations of the collateral manager under the Assigned CDO Agreements and Related Indenture of the related Subject CDO Transaction (following the Closing in respect of such Subject CDO Transaction). As applicable, as soon as practicable following the applicable Closing with respect to each Subject CDO Transaction, Seller shall cooperate with the Buyer to ensure that the Buyer has access to, and control over, any virtual data room(s) maintained by Seller relating to such Subject CDO Transaction.

(f)    Neither Seller, Buyer nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Seller and Buyer, and Seller and Buyer shall keep (and shall cause their respective Affiliates to keep) this Agreement and the transactions contemplated hereby confidential, in each case, except to their respective legal and other advisors who have agreed to keep such information confidential or as may be (i) required by Law, subpoena, judicial order or the rules (or practices) of any applicable securities exchange or regulator, (ii) consistent with customary practices of such Person or its Affiliates relating to the disclosure of investments by such Person or any Affiliate thereof to its investors, or (iii) required for obtaining the necessary approvals and consents for the Transaction contemplated hereby. Each of Seller and Buyer hereby agrees that it shall give the other Party prior written notice of any contemplated public announcement or other disclosure which shall reference this Agreement or the transactions contemplated hereby. Such other Party shall be given a reasonable opportunity to comment on such contemplated public announcement or disclosure (before such public announcement or other disclosure is made) and the reasonable comments of such other Party (if made on a timely basis) shall be incorporated in such public announcement or other disclosure.

(g)    With respect to each Subject CDO Transaction, in the event that Seller shall receive any payment of CDO Management Fees from any Issuer under the related Assigned CDO Agreements on or after the Closing Date of the Closing related to such Subject CDO Transaction, the Seller shall promptly, and in any event no later than ten (10) Business Days, following the receipt of such payment, remit such CDO Management Fees to the Buyer. The Seller agrees that if it shall receive any CDO Management Fees to which the Buyer is entitled under this Section 6(g), (i) the Seller shall hold such CDO Management Fees in trust for the Buyer and (ii) the Seller shall have no right, title or interest whatsoever in such CDO Management Fees. Any remittance required by this Section 6(g) shall be made in the currency received in immediately available funds, without withholding, set-off, deduction or counterclaim of any type, by wire transfer to the account set forth on Schedule 6(g), as Buyer may amend from time to time upon written notice to Seller.

(h)    With respect to each Subject CDO Transaction, as promptly as practicable following the date hereof, the Seller shall:

(i)    no later than five (5) Business Days after the date hereof, direct the applicable Trustee to send to each of the Required Holders referred to in Schedule 1.6 a notice in substantially the form attached hereto as Exhibit B or in such other form as the Buyer and Seller may agree to with the Trustee (such notice, the “Required Holders Consent Request Letter”) (1) informing them of the Transactions, including the assignment of the applicable CDO Agreements by the Seller to the Buyer as contemplated by the Transactions (with respect to each Subject CDO Transaction, the “CDO Assignment”), (2) requesting that such holder consent to the CDO Assignment and direct the Issuer (or the Trustee, as the case may be) to consent to the CDO Assignment, in each case, no later than the close of business on the forty-fifth (45th) calendar day following the date of the Required Holders Consent Request Letter (such date, the “Consent Solicitation Period End Date”), (3) stating that the Buyer intends to provide the Investment Management Services with respect to such Issuer from and after the applicable Closing, (4) subject to the applicable Trustee’s consent to recognize deemed consents as consents, stating in a prominent manner that any holder or beneficial owner of Subordinated Securities who does not respond to the Required Holders Consent Request Letter by delivering a consenting or objecting vote by close of business on the Consent Solicitation Period End Date shall be deemed to have consented to the CDO Assignment, and (5) stating that, if the holders of a majority of the aggregate principal amount of the outstanding Subordinated Securities consent, in writing, and/or, subject to the applicable Trustee’s consent to recognize deemed consents as consents, are deemed to have consented as described in clause (4) above) to the CDO Assignment, on or before the close of business on the Consent Solicitation Period End Date, such holders of Subordinated Securities will be deemed to have directed the Issuer (or the Trustee, as the case may be) to consent to the CDO Assignment. The Seller will provide to Buyer copies of any written consents, objections and withdrawals from holders and beneficial owners of Subordinated Securities received in connection with the consent solicitation process contemplated by this Section 6(h)(i) and will promptly notify the Buyer if any holder or beneficial owner of Subordinated Securities provides an oral notice of objection or withdrawal of a prior written consent; and

(ii)    send or cause to be sent to the directors of the related Issuer, a notice in substantially the form attached hereto as Exhibit C (the “Issuer Consent Request Letter”) (1) informing them of the Transactions, (2) stating that the CDO Assignment by the Seller to the Buyer as contemplated by the Transactions will constitute an assignment (within the meaning of the Investment Advisers Act) of the applicable CDO Agreements by the Seller to the Buyer, (3) requesting that the directors consent to the CDO Assignment on behalf of such Issuer, and (4) stating that the Buyer intends to provide the Investment Management Services with respect to such Issuer from and after the Closing. The Parties agree that the consent of the directors of the related Issuer to the CDO Assignment of the applicable CDO Agreement shall be deemed given for all purposes under this Agreement only upon the receipt of written consent from the directors on or before the date specified in the Issuer Consent Request Letter.

(i)    Prior to the termination of this Agreement pursuant to Section 10 or the Closing with respect to the remainder of the CDO Agreements, Seller shall provide Buyer with a copy of any written notice, promptly upon receipt thereof, of any default, Event of Default (as defined in the applicable CDO Agreement), cause for removal of the Collateral Manager, or proposed amendment or waiver of or under any CDO Agreement for which a Closing has not yet occurred.

(j)    Prior to the termination of this Agreement pursuant to Section 10 or the Closing with respect to the remainder of the CDO Agreements, Seller shall not amend or waive any of its rights under any CDO Agreement without the prior written consent of Buyer.

(k)    Prior to the termination of this Agreement pursuant to Section 10 or the Closing with respect to the remainder of the CDO Agreements, Seller shall provide Buyer with a copy, promptly upon receipt thereof, of any monthly report, prepayment date report or notice from any Rating Agency relating to, or arising out of, their respective rights, duties and obligations as Collateral Managers with respect to such remaining CDO Agreements.

(l)    Prior to the termination of this Agreement pursuant to Section 10 or the Closing with respect to the remainder of the CDO Agreements, Seller shall not cause any Issuer to enter into any hedge agreement or incur any debt, issue any liability or agree to or suffer to exist any lien upon such Issuer’s assets unless (i) such liability is incurred in the ordinary course of business and (ii) Seller has given Buyer prior notice of the incurrence of such liability. Seller hereby represents that Schedule 6(l) sets forth a list of the Issuer asset amendments, restructurings, waivers and workouts being worked on by Seller as of the date of this Agreement.

(m)    With respect to each Subject CDO Transaction, prior to the termination of this Agreement pursuant to Section 10 or the Closing with respect to such Subject CDO Transaction, Seller shall not cause the applicable Issuer to enter into or agree to amendment, restructuring, waiver or workout, or exercise any voting or consent rights (each, a "Corporate Action"), with respect to any CDO Related Asset of such Subject CDO Transaction unless Seller has provided Buyer with (i) prior written notice of such Corporate Action and (ii) a reasonable opportunity to consult with respect thereto. In the event any such Corporate Action is entirely within the discretion exercisable by Seller as Collateral Manager, Buyer shall be entitled to direct Seller’s actions with respect thereto, provided that Seller reasonably concludes such directed action is consistent with its obligations as Collateral Manager under the relevant Collateral Management Agreements. Seller hereby represents that Schedule 6(m) sets forth a list of the Corporate Actions the Seller has knowledge of as of the date of this Agreement.

(n)    Each of Seller and Buyer shall promptly pay all costs and expenses incurred by it in connection with the Transactions, except that (i) Buyer shall pay all costs and expenses arising out of or relating to the delivery of notices of the Transactions to the Rating Agencies and responding to any inquiries from the Rating Agencies regarding the Transactions, and (ii) Seller shall pay all costs and expenses arising out of or related to the notices to (and consents of) the noteholders, equityholders or other Persons.

(o)    Buyer and Seller shall prepare and file all returns and reports relating to taxes in a manner consistent with the allocation of the Aggregate Base Purchase Price set forth in Schedule 3(a), including, without limitation, Internal Revenue Service Form 8594, and neither Buyer nor Seller shall take any position that is inconsistent with such allocation in any audit or other proceeding relating to any tax matter unless required by Law. In the event that the allocation set forth in Schedule 3(a) is disputed by any Governmental Authority, the party receiving notice of such dispute shall promptly notify the other party and the parties shall consult in good faith how to resolve such dispute in a manner consistent with the allocation set forth in Schedule 3(a).

(p)    Seller agrees that for any Issuer with respect to which a Closing has occurred under this Agreement, Buyer, its Affiliates, successor Collateral Managers and such Issuer may use the “ALESCO” trade name in performing their respective obligations or exercising their respective rights under the CDO Agreements, but only to the extent necessary and solely when referencing the names of the Issuers.

(q)    From and after the Closing, Buyer covenants and agrees that it shall not interfere or object to the payment by an applicable Issuer to Seller of any fees and expenses set forth on Schedule 4(r).

SECTION 7.    Closing.

(a)    With respect to each Subject CDO Transaction, the entry into the applicable Assignment and Assumption Documents and the transfer of each applicable Assigned CDO Agreement (each a “Closing”) shall take place on or before the third (3rd) Business Day following the satisfaction (or, to the extent permitted by law, waiver by the Party entitled to the benefit thereof) of the conditions set forth in Section 8 and Section 9 with respect to such Assigned CDO Agreement, or at such other time and date as shall be agreed between Seller and Buyer. For purposes of this Agreement, “Closing Date” means, with respect to each Assigned CDO Agreement, the date on which the Closing occurred with respect to such Assigned CDO Agreement.

(b)    At each Closing:

(i)    with respect to each Subject CDO Transaction to which such Closing relates, the Seller shall deliver to the Buyer (1) an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A (with respect to each such Subject CDO Transaction, the “Assignment and Assumption Agreement”) and (2) such other bills of sale, assignments and other instruments of transfer relating to the Assigned CDO Agreements being assigned by the Seller to the Buyer with respect to each such Subject CDO Transaction as shall reasonably be requested by the Buyer (with respect to each such Subject CDO Transaction, collectively, the “Other Assignment Documents”), duly executed by the Seller, in form and substance reasonably satisfactory to the Buyer; and

(ii)    with respect to each Subject CDO Transaction to which such Closing relates, the Buyer shall deliver to the Seller, (1) the Assignment and Assumption Agreement for each such Subject CDO Transaction, (2) other instruments as shall be reasonably requested by the Seller, if any, to evidence the assumption by the Buyer of the Assumed Liabilities with respect to each such Subject CDO Transaction, duly executed by the Buyer, in form and substance reasonably satisfactory to the Seller (with respect to each such Subject CDO Transaction, collectively, the “Other Assumption Documents”), and (3) counterpart signature pages to the Other Assignment Documents for each such Subject CDO Transaction, all duly executed by the Buyer.

(c)    With respect to the first Closing to occur after the date hereof (the “Initial Closing”), Buyer shall pay to Seller by wire transfer to the account set forth in Schedule 3(b) (or such other account designated in writing by Seller) an amount equal to the sum of the Adjusted CDO Purchase Prices attributable to each Subject CDO Transaction that the CDO Related Assets applicable thereto are being transferred at such Closing as notified by Seller to Buyer pursuant to Section 3(b) (and subject, for the avoidance of doubt, to the dispute resolution arrangement set out in Section 3(c)).

(d)    At each Closing to occur after the Initial Closing, Buyer shall pay to Seller by wire transfer to the account set forth in Schedule 3(b) (or such other account designated in writing by Seller) an amount equal to the sum of the Adjusted CDO Purchase Prices attributable to each Subject CDO Transaction that the CDO Related Assets applicable thereto are being transferred at such Closing as notified by Seller to Buyer pursuant to Section 3(b) (and subject, for the avoidance of doubt, to the dispute resolution arrangement set out in Section 3(c)).

SECTION 8.    Conditions to the Obligations of Buyer

. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by Buyer) at or prior to the applicable Closing of the following conditions:

(a)    The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the applicable Closing Date as though made on such Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a Seller Material Adverse Effect.

(b)    Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at the time of such Closing.

(c)    The applicable Required Holders shall have provided their consent to the assignment of the applicable Assigned CDO Agreements by the Seller to the Buyer as contemplated by Section 6(h)(i).

(d)    The applicable Issuer shall have consented to the assignment of the applicable Assigned CDO Agreements by the Seller to the Buyer as contemplated by Section 6(h)(ii) and executed the applicable Assignment and Assumption Agreement providing for, among other things, the assignment of the applicable Assigned CDO Agreements by the Seller to the Buyer; provided that (i) such Assignment and Assumption Agreement shall be in full force and effect and in substantially the form attached as Exhibit A; and (ii) a copy of such Assignment and Assumption Agreement shall have been provided to the Buyer;

(e)    Each Rating Agency that (i) is then rating any class of Notes issued under the Related Indenture (including any private or confidential rating) and (ii) which entertains requests for confirmation of its ratings shall have confirmed in writing to the applicable Issuer, the applicable Trustee and the Seller that no withdrawal, reduction or suspension of any of its then-current rating of any class of Notes issued under the Related Indenture that is then rated by such Rating Agency (including any private or confidential rating) will occur as a result of the related Assignment and Assumption Agreement, providing for, among other things, the assignment of the applicable Assigned CDO Agreements to the Buyer, and a copy of each such confirmation shall have been provided to the Buyer.

(f)    There shall not be pending or threatened by any Governmental Authority any Proceeding challenging, seeking to restrain or prohibit, or making illegal the Transactions contemplated by this Agreement and the applicable Assignment and Assumption Documents and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Judgment (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Transactions contemplated by this Agreement and the applicable Assignment and Assumption Documents;

(g)    No waiver or amendment of any CDO Agreement that could reasonably be expected to impact Buyer’s rights or obligations under the CDO Agreements in an adverse manner shall have occurred prior to the Closing without the prior written consent of the Buyer.

(h)    Buyer shall have received a certificate signed by an authorized officer of the Seller as to the satisfaction of the conditions contained in paragraphs (a) through (g) of this Section 8.

SECTION 9.    Conditions to the Obligations of Seller

. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by Seller) at or prior to the applicable Closing of the following conditions:

(a)    The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the applicable Closing Date as though made on such Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be true and correct could not reasonably be expected to have a Buyer Material Adverse Effect.

(b)    Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing.

(c)    The applicable Required Holders shall have provided their consent to the assignment of the applicable Assigned CDO Agreements by the Seller to the Buyer as contemplated by Section 6(h)(i) and, neither the Trustee nor any holder of Subordinated Securities has objected to the efficacy of any deemed consents by the Required Holders.

(d)    The applicable Issuer shall have consented to the assignment of the applicable Assigned CDO Agreements by the Seller to the Buyer as contemplated by Section 6(h)(ii) and executed the applicable Assignment and Assumption Agreement providing for, among other things, the assignment of the applicable Assigned CDO Agreements by the Seller to the Buyer; provided that (i) such Assignment and Assumption Agreement shall be in full force and effect and in substantially the form attached as Exhibit A; and (ii) a copy of such Assignment and Assumption Agreement shall have been provided to the Seller.

(e)    Each Rating Agency that (i) is then rating any class of Notes issued under the Related Indenture (including any private or confidential rating) and (ii) which entertains requests for confirmation of its ratings shall have confirmed in writing to the applicable Issuer, the applicable Trustee and the Seller that no withdrawal, reduction or suspension of any of its then-current rating of any class of Notes issued under the Related Indenture that is then rated by such Rating Agency (including any private or confidential rating) will occur as a result of the related Assignment and Assumption Agreement, providing for, among other things, the assignment of the applicable Assigned CDO Agreements to the Buyer, and a copy of each such confirmation shall have been provided to the Seller.

(f)    There shall not be pending or threatened by any Governmental Authority any Proceeding challenging, seeking to restrain or prohibit, or making illegal the Transactions contemplated by this Agreement and the applicable Assignment and Assumption Documents and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Judgment (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Transactions contemplated by this Agreement and the applicable Assignment and Assumption Documents.

(g)    Seller shall have received a certificate signed by an authorized officer of Buyer as to the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 9.

SECTION 10.    Termination.

(a)    Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the assignments and the other transactions contemplated by this Agreement abandoned at any time with respect to any Subject CDO Transaction for which a Closing has not yet occurred pursuant to this Agreement:

(i)    by mutual written consent of Seller and Buyer;

(ii)    by Buyer in writing if (a) Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8, and (ii) cannot be or has not been cured on or prior to the End Date; provided, however, that Buyer is not then in breach of any of its covenants or agreements contained in this Agreement, or (b) if, as of any date, an event or condition shall have occurred which would have made any representation of Seller pursuant to Section 4(e) to fail to be true and correct if such representation were made as of such date (instead of, as set forth therein, as of the date of this Agreement); provided, for the avoidance of doubt, that Buyer may not assert or base a termination, directly or indirectly, on a Released Claim or a Covered Matter (each as defined below);

(iii)    by Seller in writing if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9, and (ii) cannot be or has not been cured on or prior to the End Date; provided, however, that the Seller is not then in breach of any of its covenants or agreements contained in this Agreement; or

(iv)    by Seller or Buyer if a Closing or Closings covering all of the CDO Related Assets have not occurred by the End Date; provided, however, that no Party shall be entitled to terminate this Agreement pursuant to this clause (iv) if the failure to consummate the applicable Closing is a result of such Party’s material breach of this Agreement.

(b)    In the event of termination by Seller or Buyer pursuant to this Section 10 at any time (i) prior to the first Closing under this Agreement, written notice thereof shall forthwith be given to the other Party and the transactions and releases contemplated by this Agreement shall be terminated, without further action by any Party or (ii) subsequent to the first Closing under this Agreement, written notice thereof shall forthwith be given to the other Party and (x) the transactions contemplated by this Agreement that are contemplated to occur after the date of such termination and that do not relate to transactions in connection with a Closing that has occurred and (y) the releases contemplated by this Agreement that relate solely to the Subject CDO Transaction(s) as to which a Closing has not yet occurred, shall each be terminated, without further action by any Party.

(c)    If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 10 at any time (i) prior to the first Closing under this Agreement, this Agreement shall become null and void and of no further force and effect without further liability of any Party, except for the provisions of Sections 6(e), 11 and 12(a)-(h), or (ii) after the first Closing under this Agreement, this Agreement shall (A) remain in full force and effect with respect to each Subject CDO Transaction as to which a Closing has occurred prior to such termination and (B) become null and void and of no further force and effect without further liability of any Party, except for the provisions of Sections 6(e), 11 and 12(a)-(h), with respect to all other Subject CDO Transactions. Nothing in this Section 10 shall be deemed to release any Party from any liability for any breach by such Party of any of its covenants or agreements under this Agreement.

SECTION 11.    Indemnification.

(a)    Indemnification.

(i)    Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates and all of their respective officers, managers, directors, members, partners, employees and agents (the “Buyer Indemnified Persons”) from and against any Losses actually incurred by such Buyer Indemnified Persons arising out of or resulting from (A) any breach by Seller of any representation or warranty of Seller contained in this Agreement or any other Contract executed by the Parties in connection with any related Transaction, (B) any breach by Seller of any covenant contained in this Agreement or any other Contract executed by the Parties in connection with the related Transactions or (C) any Retained Liabilities; provided that in no event shall the aggregate indemnification to be paid by the Seller under sub-clauses (A) and (B) of this Section 11(a)(i) exceed the Indemnification Cap.

(ii)    Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates and all of their respective officers, managers, directors, shareholders, members, partners, trustees, employees and agents (the “Seller Indemnified Persons”) from and against any Losses actually incurred by such Seller Indemnified Persons arising out of or resulting from (A) any breach by Buyer of any representation or warranty of Buyer contained in this Agreement or any other Contract executed by the Parties in connection with any related Transaction, (B) any breach by Buyer of any covenant contained in this Agreement or any other Contract executed by the Parties in connection with the related Transactions or (C) any Assumed Liabilities; provided that in no event shall the aggregate indemnification to be paid by the Buyer under sub-clauses (A) and (B) of this Section 11(a)(ii) exceed the Indemnification Cap.

(iii)    For the purposes of determining the amount of any Losses related to any claim for indemnification pursuant to Section 11(a)(i) or Section 11(a)(ii) and any limitations on indemnification pursuant to Section 11(c), such Losses shall be considered without regard to any “material,” “Material Adverse Effect,” or similar qualifications set forth in the applicable representations and warranties.

(b)    Procedures for Indemnification.

(i)    If any Buyer Indemnified Person or Seller Indemnified Person (each an “Indemnified Person”) shall claim indemnification hereunder for any claim (other than a Third Party Claim) for which indemnification is provided in Section 11(a), the Indemnified Person shall promptly, and in any event within 120 days, after such Indemnified Person first becomes aware of facts which give rise to the basis for such claim, give written notice (a “Notice of Claim”) to Seller or Buyer, as applicable, setting forth the basis for such claim and the nature and estimated amount of the claim (which estimated amount shall include, without limitation, an itemized estimate of the Losses which may be incurred as a result of, and in connection with defending, any such claim), all in reasonable detail. The failure to give a Notice of Claim to the Indemnifying Person shall not relieve the Indemnifying Person of any liability hereunder unless the Indemnifying Person was actually prejudiced by such failure and then only to the extent of such prejudice. If either of Seller or Buyer, as applicable, dispute any claim set forth in the Notice of Claim, it shall deliver to such Indemnified Person that has given the Notice of Claim a written notice indicating its dispute of such Notice of Claim in reasonable detail within thirty (30) days after the date the Notice of Claim is given.

(ii)    If an Indemnified Person shall make a Third Party Claim for which indemnification is provided in Section 11(a), the Indemnified Person shall, after such Indemnified Person first becomes aware of facts which give rise to the basis for such claim, promptly (and in any event within ninety (90) days) give written notice (a “Third Party Notice”) to Seller or Buyer, as applicable (each, an “Indemnifying Person”), of the basis for such claim, setting forth the nature of the claim or demand in reasonable detail, and the estimated amount of the claim (which estimated amount shall include, without limitation, an itemized estimate of the Losses which may be incurred as a result of, and in connection with defending, any such claim). The failure to give a Third Party Notice to the Indemnifying Person shall not relieve the Indemnifying Person of any liability hereunder unless the Indemnifying Person was actually prejudiced by such failure and then only to the extent of such prejudice. The Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Person so long as the Indemnifying Person notifies the Indemnified Person in writing within sixty (60) days after the Indemnified Person has given a Third Party Notice to the Indemnifying Person that the Indemnifying Person will indemnify the Indemnified Person from and against the entirety of any Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, and the Indemnifying Person assumes the defense of the Proceeding. If the Indemnifying Person assumes the defense of such claim, the Indemnifying Person shall not be liable to such Indemnified Person under such section for any fees of other counsel or any other expenses, incurred by such Indemnified Person in connection with the defense thereof; provided, however, that in the event that the interests of the Indemnified Person and the Indemnifying Person are, or may reasonably become, in conflict with or adverse to one another with respect to such Third Party Claim, the Indemnified Person may retain its own counsel at the Indemnifying Person’s expense with respect to such Third Party Claim. If an Indemnifying Person assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the Indemnifying Person without the Indemnified Person’s consent (which shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and (b) the Indemnifying Person shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld, conditioned or delayed). If notice is given to an Indemnifying Person of the commencement of any action and it does not, within 60 days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense thereof (or the Indemnified Person does not consent to the election by the Indemnifying Person to assume the defense thereof), the Indemnified Person shall, at the expense of the Indemnifying Person, undertake the defense of (with counsel selected by the Indemnified Person and reasonably acceptable to the Indemnifying Person) such claim, liability or expense, and shall have the right to compromise or settle such claim, liability or expense with the consent of the Indemnifying Person, which consent shall not be unreasonably withheld, conditioned, or delayed.

(c)    Limitations on Indemnification.

(i)    No Buyer Indemnified Person shall be entitled to indemnification pursuant to Section 11(a)(i)(A), unless and until the aggregate Losses incurred by all Buyer Indemnified Persons in respect of all claims under Section 11(a) collectively exceed the Deductible, whereupon Buyer Indemnified Persons shall be entitled to indemnification hereunder (subject to the other provisions of this Section 11) from the Seller for all such Losses incurred by Buyer Indemnified Persons in excess of such Deductible. Notwithstanding the foregoing, the limitations set forth in this Section 11(c)(i) shall not apply to claims for indemnification pursuant to Section 11(a)(i)(A) that relate to Fundamental Representations.

(ii)    No Seller Indemnified Person shall be entitled to indemnification pursuant to Section 11(a)(ii)(A), unless and until the aggregate Losses incurred by all Seller Indemnified Persons in respect of all claims under Section 11(a) collectively exceed the Deductible, whereupon Seller Indemnified Persons shall be entitled to indemnification hereunder (subject to the other provisions of this Section 11) from the Buyer for all such Losses incurred by Seller Indemnified Persons in excess of such Deductible. Notwithstanding the foregoing, the limitations set forth in this Section 11(c)(ii) shall not apply to claims for indemnification pursuant to Section 11(a)(ii)(A) that relate to Fundamental Representations.

(iii)    No Party shall be entitled to indemnification pursuant to Section 11(a)(i)(A) or Section 11(a)(ii)(A), as the case may be, unless the party seeking indemnification notifies the other party of a claim specifying the factual basis of the claim in reasonable detail on or before the twelve (12) month anniversary of the Initial Closing; provided that Fundamental Representations shall survive until the applicable statute of limitations has expired.

(d)    The amount of any Losses for which indemnification is provided for under this Agreement shall be (i) reduced by any amounts actually realized as a result of any indemnification, contribution or other payment by any Third Party, (ii) reduced by any insurance proceeds or other amounts actually recovered or received from third parties with respect to such Losses, and (iii) reduced by any Net Tax Benefit. Each Indemnified Person shall take commercially reasonable steps to mitigate any indemnifiable Loss.

(e)    If an Indemnified Person recovers any amount with respect to any Loss that was previously satisfied by the Indemnifying Person such Indemnified Person shall promptly pay such amount to such Indemnifying Person.

(f)    Other than with respect to (i) claims for fraud based on actual knowledge (as opposed, for example, to fraud based on recklessness) and (ii) claims arising from the Parties’ respective obligations under Section 12(l), an action for Losses under this Section 11 constitutes the sole and exclusive monetary remedy with respect to this Agreement.

SECTION 12.    Miscellaneous.

(a)    This Agreement may be executed in one or more counterparts (including by portable document format (PDF)), all of which shall be considered an original copy of one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

(b)    This Agreement, along with the schedules hereto, contains the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

(c)    All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three (3) days after mailing (one (1) Business Day in the case of express mail or overnight courier service), as follows:

(i)    if to Buyer,

c/o Hildene Capital Management, LLC
333 Ludlow Street, South Tower, 5th Floor
Stamford, Connecticut 06902
Telephone: (203) 517-2555
Attention: Jennifer Nam, Chief Operating Officer
E-Mail: jnam@hildenecap.com

with copies, which shall not constitute notice, to:

Hildene Capital Management, LLC
333 Ludlow Street, South Tower, 5th Floor
Stamford, Connecticut 06902
Telephone: (203) 517-2509
Attention: Gregory Resnick, General Counsel
E-Mail: legal@hildenecap.com

and:

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Sagi Tamir
Email: STamir@mayerbrown.com

(ii)    if to Seller:

Cohen & Company Financial Management, LLC
2929 Arch Street, Suite 1703
Philadelphia, PA 19104
Attention: Joseph Pooler
Email: jpooler@cohenandcompany.com

(d)    Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Seller and the Buyer agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the Seller and the Buyer further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 12. Each of the Seller and the Buyer irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(e)    Each of the Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions of this Agreement.

(f)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

(g)    Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.

(h)    Except as otherwise provided herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated hereby are consummated.

(i)    No amendment, supplement or modification of this Agreement shall be effective unless in writing signed by all of the Parties.

(i)    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Seller or Buyer (whether by operation of Law or otherwise) without the prior written consent of the other Party. This Agreement (and all obligations hereunder) shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns, and nothing in this Agreement, express or implied, other than the rights of the Buyer Indemnified Persons and the Seller Indemnified Persons pursuant to Section 11, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(j)    [Reserved].

(k)    Indirect Transfers.

(i)    In the event that the Seller and the Buyer are unable to consummate a transfer of the CDO Related Assets with respect to any Subject CDO Transaction by August 13, 2025 because they were unable to obtain all necessary approvals and consents to such transfer by such date, the Seller and the Buyer shall cooperate in good faith to achieve the economic equivalent of such a transfer (which may include appointing the Buyer or its Affiliate as a sub-advisor or service provider to the Seller) (such arrangement, an “Indirect Transfer” with respect to each applicable Subject CDO Transaction) and, thereafter, shall exercise commercially reasonable efforts to complete an actual transfer of the CDO Related Assets with respect to each such Subject CDO Transaction as soon as reasonably practicable.

(ii)    With respect to each Subject CDO Transaction as to which the Seller and the Buyer agree to effect an Indirect Transfer pursuant to a definitive agreement that is mutually satisfactory to them:

(1)    on the date on which the Seller and the Buyer enter into such definitive agreement memorializing the Indirect Transfer with respect to such Subject CDO Transaction (such date, the “Indirect Transfer Closing Date” with respect to such Subject CDO Transaction), the Buyer shall pay in cash to the Seller an amount equal to the Adjusted CDO Purchase Prices attributable to such Subject CDO Transaction (as mutually agreed to by the parties); and

(2)    unless otherwise agreed to in the definitive agreement for an Indirect Transfer with respect to any Subject CDO Transaction, the parties agree that, from and after the Indirect Transfer Closing Date with respect to such Subject CDO Transaction, the Seller shall pay promptly to the Buyer or its Affiliate any and all amounts that it receives as CDO Management Fees from the applicable Issuer; provided that (i) the Seller shall be entitled to seek reimbursement from the applicable Issuer for any reasonable out-of-pocket expenses that it incurs in connection with its continued role as the Collateral Manager of record of such Subject CDO Transaction (to the extent permitted under the applicable Collateral Management Agreement) and (ii) the Buyer shall be entitled to seek reimbursement, or to cause Seller to seek reimbursement on its behalf, from the applicable Issuer for any reasonable out-of-pocket expenses that it incurs in connection with performing the Investment Management Services in such Subject CDO Transaction (to the extent permitted under the applicable Collateral Management Agreement), and the Seller shall pay promptly to the Buyer or its applicable Affiliate any amounts that it receives as reimbursement for such expenses.

(l)    Other Agreements. In connection with their entry into this Agreement, the Parties further agree, as follows:

(i)    The Buyer, on behalf of itself and its Affiliates (including but not limited to any action in its capacity as a direct or indirect investor in any of the Subject CDO Transactions), agrees to not take, participate or cooperate in any conduct, course of conduct or action adverse to the Seller or any of its Affiliates (including, for the avoidance of doubt, any litigation, whether in tort, contract or otherwise, and whether at law or in equity) with respect to any of the Subject CDO Transactions, including but not limited to, with respect to any of the following matters (collectively, the “Covered Matters”): (1) the matters set forth in those certain letters from Mr. Dushyant Mehra to Mr. Lester Brafman dated September 30, 2024 and from Mr. Brett Jefferson to Mr. Richard W. Slack dated October 18, 2024 (the “Hildene 2024 Allegations”), and (ii) any other matters that arise out of or relate to the handling of funds or the preparation of reports by the trustee in any of the Subject CDO Transaction.

(ii)    Each of the Buyer, on behalf of itself and its Affiliates, and the Seller, on behalf of itself and its Affiliates, agrees, in each case, solely with respect to matters relating to the Subject CDO Transactions (including the Covered Matters), not to, directly or indirectly, make any written or verbal statements (whether such statement legally constitutes libel or slander), or cause or encourage others to make any written or verbal statements, that defame, disparage or in any way criticize or otherwise reflect negatively on the other Party or the other Party’s respective personal or business reputations through any means, including, but not limited to, the media (whether print, broadcast or otherwise), in any public forum, or otherwise through the use of verbal, written, digital or electronic communications, including any and all social media platforms. Each Party further agrees not to directly or indirectly say or publish anything with respect to the Subject CDO Transactions (including the Covered Matters) that shall, or may, bring the other Party into disrepute.

(iii)    The Seller, on behalf of itself and its Affiliates, agrees and acknowledges that nothing in this Agreement shall restrict the Buyer, on behalf of itself or any of its Affiliates, from pursuing any claim or cause of action against the Seller or any of its Affiliates in connection with the trust preferred securities issued by Alesco Capital Trust I and Sunset Financial Statutory Trust I and the junior subordinated notes and guarantees related thereto (collectively, the “TruPS Debt”).

(iv)    The Parties agree that the arrangement set out in Sections 2 and 3 of that certain Settlement Agreement and Release, dated December 6, 2021, between the Seller, the Buyer and Alesco Preferred Funding IX, Ltd. will apply, mutatis mutandis, with respect to the payment of subordinate collateral management fees in Alesco Preferred Funding V, Ltd.

(v)    The Buyer, on behalf of itself and its Affiliates, hereby releases and forever discharges the Seller and its Affiliates, and their officers, directors, employees, agents and representatives, from any and all any actual or potential actions, claims, causes of action, damages, costs, rights, demands, complaints, and set-offs that the Buyer or any of its Affiliates may have against the Seller in connection with or related to the Subject CDO Transactions, including the Covered Matters, whether matured or unmatured, or not presently known and whether in law or equity (collectively, the “Released Claims”).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

COHEN & COMPANY FINANCIAL MANAGEMENT, LLC, as Seller

By: /s/ Joseph W. Pooler, Jr.

Name: Joseph W. Pooler, Jr.

Title: Executive Vice President and Chief Financial officer

HCMC III, LLC, as Buyer

By: /s/ Brett Jefferson
Name: Brett Jefferson

Title: President

SCHEDULE 1.1

LIST OF COLLATERAL MANAGEMENT AGREEMENTS

Subject CDO Transaction	Collateral Management Agreement
1. Alesco Preferred Funding III

Collateral Management Agreement, dated as of March 25, 2004, by and between Alesco Preferred Funding III, Ltd., as Issuer, and Cohen & Company Financial Management, LLC (f/k/a Cohen Bros. Financial Management, LLC), as Collateral Manager

2. Alesco Preferred Funding IV

Collateral Management Agreement, dated as of May 18, 2004, by and between Alesco Preferred Funding IV, Ltd., as Issuer, and Cohen & Company Financial Management, LLC (f/k/a Cohen Bros. Financial Management, LLC), as Collateral Manager

3. Alesco Preferred Funding V

Collateral Management Agreement, dated as of September 14, 2004, by and between Alesco Preferred Funding V, Ltd., as Issuer, and Cohen & Company Financial Management, LLC (f/k/a Cohen Bros. Financial Management, LLC), as Collateral Manager

4. Alesco Preferred Funding VI

Collateral Management Agreement, dated as of December 21, 2004, by and between Alesco Preferred Funding VI, Ltd., as Issuer, and Cohen & Company Financial Management, LLC (f/k/a Cohen Bros. Financial Management, LLC), as Collateral Manager

5. Alesco Preferred Funding VIII

Collateral Management Agreement, dated as of August 4, 2005, by and between Alesco Preferred Funding VIII, Ltd., as Issuer, and Cohen & Company Financial Management, LLC (f/k/a Cohen Bros. Financial Management, LLC), as Collateral Manager

SCHEDULE 1.2

LIST OF COLLATERAL ADMINISTRATION AGREEMENTS

Subject CDO Transaction	Collateral Administration Agreement
1. Alesco Preferred Funding III

Collateral Administration Agreement, dated as of March 25, 2004, by and among Alesco Preferred Funding III, Ltd., as Issuer, Cohen & Company Financial Management, LLC (f/k/a Cohen Bros. Financial Management, LLC), as Collateral Manager, and The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank), as Collateral Administrator

2. Alesco Preferred Funding IV

Collateral Administration Agreement, dated as of May 18, 2004, by and among Alesco Preferred Funding IV, Ltd., as Issuer, Cohen & Company Financial Management, LLC (f/k/a Cohen Bros. Financial Management, LLC), as Collateral Manager, and The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank), as Collateral Administrator

3. Alesco Preferred Funding V

Collateral Administration Agreement, dated as of September 14, 2004, by and among Alesco Preferred Funding V, Ltd., as Issuer, Cohen & Company Financial Management, LLC (f/k/a Cohen Bros. Financial Management, LLC), as Collateral Manager, and The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank), as Collateral Administrator

4. Alesco Preferred Funding VI

Collateral Administration Agreement, dated as of December 21, 2004, by and among Alesco Preferred Funding VI, Ltd., as Issuer, Cohen & Company Financial Management, LLC (f/k/a Cohen Bros. Financial Management, LLC), as Collateral Manager, and The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank), as Collateral Administrator

5. Alesco Preferred Funding VIII

Collateral Administration Agreement, dated as of August 4, 2005, by and among Alesco Preferred Funding VIII, Ltd., as Issuer, Cohen & Company Financial Management, LLC (f/k/a Cohen Bros. Financial Management, LLC), as Collateral Manager, and The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank), as Collateral Administrator

SCHEDULE 1.3

LIST OF RELATED INDENTURES

Subject CDO Transaction	Related Indenture
1. Alesco Preferred Funding III

Indenture, dated as of March 25, 2004, by and among Alesco Preferred Funding III, Ltd., as Issuer, Alesco Preferred Funding III, Inc., as Co-Issuer, and The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank), as Trustee

2. Alesco Preferred Funding IV

Indenture, dated as of May 18, 2004, by and among Alesco Preferred Funding IV, Ltd., as Issuer, Alesco Preferred Funding IV, Inc., as Co-Issuer, and The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank), as Trustee

3. Alesco Preferred Funding V

Indenture, dated as of September 14, 2004, by and among Alesco Preferred Funding V, Ltd., as Issuer, Alesco Preferred Funding V, Inc., as Co-Issuer, and The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank), as Trustee

4. Alesco Preferred Funding VI

Indenture, dated as of December 21, 2004, by and among Alesco Preferred Funding VI, Ltd., as Issuer, Alesco Preferred Funding VI, Inc., as Co-Issuer, and The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank, National Association), as Trustee

5. Alesco Preferred Funding VIII

Indenture, dated as of August 4, 2005, by and among Alesco Preferred Funding VIII, Ltd., as Issuer, Alesco Preferred Funding VIII, Inc., as Co-Issuer, and The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank, National Association), as Trustee

SCHEDULE 1.4

LIST OF ISSUERS AND CERTAIN CDO RELATED ASSETS

Subject CDO Transaction	Issuers and Certain CDO Related Assets
1. Alesco Preferred Funding III

Issuer: Alesco Preferred Funding III, Ltd., an exempted company incorporated under the laws of the Cayman Islands

Co-Issuer: Alesco Preferred Funding III, Inc., a Delaware corporation

Related CDO Assets: All Intralinks or similar sites maintained by Seller for Alesco Preferred Funding III, Ltd. (to be transferred to Buyer at the related Closing).

2. Alesco Preferred Funding IV

Issuer: Alesco Preferred Funding IV, Ltd., an exempted company incorporated under the laws of the Cayman Islands

Co-Issuer: Alesco Preferred Funding IV, Inc., a Delaware corporation

Related CDO Assets: All Intralinks or similar sites maintained by Seller for Alesco Preferred Funding IV, Ltd. (to be transferred to Buyer at the related Closing).

3. Alesco Preferred Funding V

Issuer: Alesco Preferred Funding V, Ltd., an exempted company incorporated under the laws of the Cayman Islands

Co-Issuer: Alesco Preferred Funding V, Inc., a Delaware corporation

Related CDO Assets: All Intralinks or similar sites maintained by Seller for Alesco Preferred Funding V, Ltd. (to be transferred to Buyer at the related Closing).

4. Alesco Preferred Funding VI

Issuer: Alesco Preferred Funding VI, Ltd., an exempted company incorporated under the laws of the Cayman Islands

Co-Issuer: Alesco Preferred Funding VI, Inc., a Delaware corporation

Related CDO Assets: All Intralinks or similar sites maintained by Seller for Alesco Preferred Funding VI, Ltd. (to be transferred to Buyer at the related Closing).

5. Alesco Preferred Funding VIII

Issuer: Alesco Preferred Funding VIII, Ltd., an exempted company incorporated under the laws of the Cayman Islands

Co-Issuer: Alesco Preferred Funding VIII, Inc., a Delaware corporation

Related CDO Assets: All Intralinks or similar sites maintained by Seller for Alesco Preferred Funding VIII, Ltd. (to be transferred to Buyer at the related Closing).

SCHEDULE 1.5

LIST OF RATING AGENCIES

Subject CDO Transaction	Rating Agencies (for Rating Condition)
1. Alesco Preferred Funding III	● Fitch ● Moody’s
2. Alesco Preferred Funding IV	● Fitch ● Moody’s
3. Alesco Preferred Funding V	● Fitch ● Moody’s
4. Alesco Preferred Funding VI	● Fitch ● Moody’s
5. Alesco Preferred Funding VIII	● Fitch ● Moody’s

SCHEDULE 1.6

LIST OF REQUIRED HOLDERS (ASSIGNMENT CONSENTS)

Subject CDO Transaction	Required Holders (for Assignment Consents)
1. Alesco Preferred Funding III	Majority-in-Interest of Preferred Shareholders (Preferred Shareholders whose aggregate Voting Percentages exceed 50% of all Preferred Shareholders’ Voting Percentages)
2. Alesco Preferred Funding IV	Majority-in-Interest of Preferred Shareholders (Preferred Shareholders whose aggregate Voting Percentages exceed 50% of all Preferred Shareholders’ Voting Percentages)
3. Alesco Preferred Funding V	Majority-in-Interest of Preferred Shareholders (Preferred Shareholders whose aggregate Voting Percentages exceed 50% of all Preferred Shareholders’ Voting Percentages)
4. Alesco Preferred Funding VI	Majority-in-Interest of Preferred Shareholders (Preferred Shareholders whose aggregate Voting Percentages exceed 50% of all Preferred Shareholders’ Voting Percentages)
5. Alesco Preferred Funding VIII	Majority-in-Interest of Preferred Shareholders (Preferred Shareholders whose aggregate Voting Percentages exceed 50% of all Preferred Shareholders’ Voting Percentages)

Schedule 1.7

LIST OF SUBORDINATED SECURITIES

Subject CDO Transaction	Subordinated Securities
1. Alesco Preferred Funding III	28,800 Preferred Shares with an aggregate liquidation preference of $28,800,000
2. Alesco Preferred Funding IV	33,500 Preferred Shares with an aggregate liquidation preference of $33,500,000
3. Alesco Preferred Funding V	33,000 Preferred Shares with an aggregate liquidation preference of $30,982,000
4. Alesco Preferred Funding VI	62,300 Preferred Shares with an aggregate liquidation preference of $62,300,000
5. Alesco Preferred Funding VIII	59,300 Preferred Shares with an aggregate liquidation preference of $59,300,000

SCHEDULE 3(A)

ALLOCATION OF AGGREGATE BASE PURCHASE PRICE

Subject CDO Transaction	Base CDO Purchase Price
1. Alesco Preferred Funding III	$525,000
2. Alesco Preferred Funding IV	$825,000
3. Alesco Preferred Funding V	$25,000
4. Alesco Preferred Funding VI	$1,025,000
5. Alesco Preferred Funding VIII	$1,100,000
Total:	$3,500,000

SCHEDULE 3(B)

SELLER WIRING INSTRUCTIONS

Subject CDO Transaction	Seller Wiring Instructions
1. Alesco Preferred Funding III

Cohen & Company Financial Management, LLC:

Wire ABA/Routing #: [***]

Bank Name:                   [***]

Address:                   [***]

City/State/Zip:          [***]

For Credit To:

Account #:                  [***]

Customer Name:         [***]

Address:                  [***]

City/State/Zip:                  [***]

2. Alesco Preferred Funding IV
3. Alesco Preferred Funding V
4. Alesco Preferred Funding VI
5. Alesco Preferred Funding VIII

SCHEDULE 4(C)

EXCEPTIONS TO NO CONFLICTS / NO REQUIRED CONFIRMATIONS OR CONSENTS

Subject CDO Transaction	Exceptions to No Conflicts / No Required Confirmations or Consents
1. Alesco Preferred Funding III	None other than those listed in Schedule 4(d)
2. Alesco Preferred Funding IV	None other than those listed in Schedule 4(d)
3. Alesco Preferred Funding V	None other than those listed in Schedule 4(d)
4. Alesco Preferred Funding VI	None other than those listed in Schedule 4(d)
5. Alesco Preferred Funding VIII	None other than those listed in Schedule 4(d)

SCHEDULE 4(D)

CONSENTS AND APPROVALS

Subject CDO Transaction	Required Consents and Approvals
1. Alesco Preferred Funding III	Section 15 of Collateral Management Agreement: 1. Consent of the Issuer 2. Consent from a Majority-in-Interest of Preferred Shareholders 3. Rating Confirmation from: ● Fitch ● Moody’s
2. Alesco Preferred Funding IV	Section 15 of Collateral Management Agreement: 1. Consent of the Issuer 2. Consent from a Majority-in-Interest of Preferred Shareholders 3. Rating Confirmation from: ● Fitch ● Moody’s
3. Alesco Preferred Funding V	Section 15 of Collateral Management Agreement: 1. Consent of the Issuer 2. Consent from a Majority-in-Interest of Preferred Shareholders 3. Rating Confirmation from: ● Fitch ● Moody’s
4. Alesco Preferred Funding VI	Section 15 of Collateral Management Agreement: 1. Consent of the Issuer 2. Consent from a Majority-in-Interest of Preferred Shareholders 3. Rating Confirmation from: ● Fitch ● Moody’s
5. Alesco Preferred Funding VIII	Section 15 of Collateral Management Agreement: 1. Consent of the Issuer 2. Consent from a Majority-in-Interest of Preferred Shareholders 3. Rating Confirmation from: ● Fitch ● Moody’s

SCHEDULE 4(E)

PROCEEDINGS

None.

SCHEDULE 4(F)

MATERIAL CONTRACTS

Subject CDO Transaction	Exceptions to No Conflicts / No Required Confirmations or Consents
1. Alesco Preferred Funding III

Material Agreements:

1)         The Collateral Management Agreement listed in Schedule 1.1

2)         The Collateral Administration Agreement listed in Schedule 1.2

3)         The Related Indenture listed in Schedule 1.3

Unexpired Hedge Agreements:

None

2. Alesco Preferred Funding IV

Material Agreements:

1)         The Collateral Management Agreement listed in Schedule 1.1

2)         The Collateral Administration Agreement listed in Schedule 1.2

3)         The Related Indenture listed in Schedule 1.3

Unexpired Hedge Agreements:

None

3. Alesco Preferred Funding V

Material Agreements:

1)         The Collateral Management Agreement listed in Schedule 1.1

2)         The Collateral Administration Agreement listed in Schedule 1.2

3)         The Related Indenture listed in Schedule 1.3

Unexpired Hedge Agreements:

ISDA Master Agreement, dated as of September 14, 2004, by and between Merrill Lynch Capital Services, Inc. and Alesco Preferred Funding V, Ltd.

●         Replaced guarantee provided by Merrill Lynch Derivative Products AG with a new guaranty provided by Bank of America NA.

4. Alesco Preferred Funding VI

Material Agreements:

1)         The Collateral Management Agreement listed in Schedule 1.1

2)         The Collateral Administration Agreement listed in Schedule 1.2

3)         The Related Indenture listed in Schedule 1.3

Unexpired Hedge Agreements:

ISDA Master Agreement, dated as of December 21, 2004, by and between Merrill Lynch Capital Services, Inc. and Alesco Preferred Funding VI, Ltd.

5. Alesco Preferred Funding VIII

Material Agreements:

1)         The Collateral Management Agreement listed in Schedule 1.1

2)         The Collateral Administration Agreement listed in Schedule 1.2

3)         The Related Indenture listed in Schedule 1.3

Unexpired Hedge Agreements:

ISDA Master Agreement, dated as of August 4, 2005, by and between Merrill Lynch Capital Services, Inc. and Alesco Preferred Funding VIII, Ltd.

SCHEDULE 4(I)

MATERIAL WAIVERS & RELEASES

None.

SCHEDULE 4(J)

DEFAULTS

None.

SCHEDULE 4(L)

RETAINED LIABILITIES

None.

SCHEDULE 4(M)

TERMINATION NOTICES

None.

SCHEDULE 4(N)

WAIVER OF CDO MANAGEMENT FEES

Subject CDO Transaction	Waiver of CDO Management Fees
1. Alesco Preferred Funding III	None
2. Alesco Preferred Funding IV	None
3. Alesco Preferred Funding V	None
4. Alesco Preferred Funding VI	None
5. Alesco Preferred Funding VIII	None

SCHEDULE 4(P)

BROKERS

None.

SCHEDULE 4(R)

LIST OF OUTSTANDING FEES AND EXPENSES

For each Subject CDO Transaction, outstanding expenses will be no greater than the quarterly expense cap set out in the Related Indentures, as follows:

Subject CDO Transaction	Expenses (Up To)
1. Alesco Preferred Funding III	$190,000
2. Alesco Preferred Funding IV	$90,000
3. Alesco Preferred Funding V	$100,000
4. Alesco Preferred Funding VI	0.015% of the Net Outstanding Portfolio Collateral Balance
5. Alesco Preferred Funding VIII	$100,000

SCHEDULE 6(G)

BUYER WIRING INSTRUCTIONS

Subject CDO Transaction	Buyer Wiring Instructions
1. Alesco Preferred Funding III	Bank Name: [***] [***] ABA Number: [***] Account Number (A/C): [***] FFC: [***] Reference: HCMC, LLC/ Alesco Management Fees
2. Alesco Preferred Funding IV
3. Alesco Preferred Funding V
4. Alesco Preferred Funding VI
5. Alesco Preferred Funding VIII

SCHEDULE 6(L)

LIST OF ASSET AMENDMENTS

Subject CDO Transaction	Issuer Asset Amendments, Restructurings, Waivers and Workouts (as of March 13, 2025)
1. Alesco Preferred Funding III	None
2. Alesco Preferred Funding IV	None
3. Alesco Preferred Funding V	None
4. Alesco Preferred Funding VI	None
5. Alesco Preferred Funding VIII	None

SCHEDULE 6(M)

LIST OF CORPORATE ACTIONS

Subject CDO Transaction	Corporate Actions (as of March 13, 2025)
1. Alesco Preferred Funding III	None
2. Alesco Preferred Funding IV	None
3. Alesco Preferred Funding V	None
4. Alesco Preferred Funding VI	None
5. Alesco Preferred Funding VIII	None